EXHIBIT 10.1

LOAN AGREEMENT
LOAN AGREEMENT (this “Agreement”), dated as of April 29, 2019, between Century Aluminum Company, a Delaware corporation (the “Borrower”), and Glencore Ltd., a Swiss company (the “Lender”).
WHEREAS, the Borrower’s wholly-owned subsidiary, Century Aluminum of Kentucky General Partnership (“CAK”), owns an aluminum reduction facility located in Hawesville, Kentucky (the “Smelter”).
WHEREAS, the Borrower wishes to borrow Forty Million Dollars ($40,000,000) from the Lender to be used for the rebuild of Potline 4 at the Smelter and for the rebuild of Potline 2 at the Smelter to the extent that there are available proceeds after the rebuild of Potline 4, as determined by the Borrower in its reasonable discretion.
WHEREAS, the Lender has agreed to make such a loan to the Borrower pursuant to the terms and conditions of this Agreement.
NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:
Article I
DEFINITIONS AND ACCOUNTING TERMS

1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“2013 Indenture” shall have the meaning set forth in Appendix A to the Credit Agreement as in effect on the date hereof.
“Affiliate” shall have the meaning set forth in Appendix A to the Credit Agreement as in effect on the date hereof.
“Agreement” has the meaning specified in the Preamble.
“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.).
“Borrower” has the meaning specified in the Preamble.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York or the State of Illinois.
“CAK” has the meaning specified in the Preamble.
“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986 as amended.
“Commitment” means the commitment of the Lender to make the Loan to the Borrower hereunder.
“Contractual Obligation” of any Person means any indenture, note, lease, loan agreement, security, deed of trust, mortgage, security agreement, guaranty, instrument, contract, agreement or other form of contractual obligation or undertaking to which such Person is a party or by which such Person or any of its property is bound.
“Credit Agreement” means the Second Amended and Restated Loan and Security Agreement, dated as of May 16, 2018, among the Borrower, certain of the Borrower’s Subsidiaries and Wells Fargo Capital Finance, LLC, providing for revolving loans and letters of credit in the aggregate principal amount of $175,000,000 (unless otherwise specified, as the same may be amended, modified, supplemented or restated from time to time).
“Cross-Default Event” means an event described in clause (i) or (ii) of Section 7.01(e).
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to (i) the applicable rate of interest provided in Section 2.02 plus (ii) 2% per annum.
“Distributions” shall have the meaning set forth in Appendix A to the Credit Agreement as in effect on the date hereof.
“Dollar” and “$” means lawful money of the United States.
“Equity Securities” of any Person means (a) all common stock, preferred stock, participations, shares, partnership interests, membership interests, beneficial interests in a trust or other equity interests in such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.
“Event of Default” has the meaning specified in Section 7.01.
“Financial Statements” means, with respect to any accounting period for any Person, statements of income, shareholders’ or members’ equity and cash flows of such Person for such period, and a balance sheet of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year if such period is less than a full fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding annual audit, all prepared in reasonable detail and in accordance with GAAP.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or

such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Governmental Charges” shall mean, with respect to any Person, all levies, assessments, fees, claims or other charges imposed by any Governmental Authority upon such Person or any of its property or otherwise payable by such Person.
“Governmental Rule” means any law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, guidelines, policy or similar form of decision of any Governmental Authority, including environmental laws.
“Indebtedness” shall have the meaning set forth in Appendix A to the Credit Agreement as in effect on the date hereof.
“Indemnitee” has the meaning specified in Section 8.04(b).
“Lender” has the meaning specified in the Preamble.
“LIBO Rate” means the London Interbank Offered Rate per annum with respect to a three-month period for deposits of US Dollars as published by ICE Benchmark Administration Limited (or, if unavailable, any successor page or other commercially available source that is similar to the London Interbank Offered Rate previously published by ICE Benchmark Administration Limited as the Lender may designate from time to time in the Lender’s commercially reasonable judgment exercised in good faith) and if any such rate is at any time below zero, the LIBO Rate shall be deemed to be zero. The LIBO Rate to be applied hereunder to principal outstanding in any month will be the average LIBO Rate in effect in the previous month.
“Lien” shall have the meaning set forth in Appendix A to the Credit Agreement as in effect on the date hereof.
“Loan” means the term loan to be made by the Lender to the Borrower hereunder in the amount of Forty Million Dollars ($40,000,000) as provided in Section 2.01.
“Loan Documents” means this Agreement and any other agreements, instruments and documents executed and/or delivered in connection therewith, in each case, as the same may be amended, modified, supplemented or restated from time to time.
“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operation, performance or properties of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower to pay or perform its Obligations in accordance with the terms of this Agreement and the other Loan Documents or (c) the rights and remedies of the Lender under this Agreement and the other Loan Documents.
“Material Debt Obligation” has the meaning set forth in Section 7.01(e).

“Material Subsidiary” means each of Century Aluminum of South Carolina, Inc., Century Aluminum of Kentucky General Partnership, NSA General Partnership, Century Aluminum Sebree LLC and Nordural EHF.
“Maturity Date” means December 31, 2021, provided that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Maximum Rate” has the meaning specified in Section 8.07.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter advanced or arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“Permitted Refinancing Indenture Documents” shall have the meaning set forth in Appendix A to the Credit Agreement as in effect on the date hereof, provided that the references in clause (a) of such definition to “Agent” and “Loan Parties” shall be deemed to mean the Lender under this Agreement.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Related Businesses” shall have the meaning set forth in Appendix A to the Credit Agreement as in effect on the date hereof.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Requirements of Law” applicable to any Person means (a) the articles or certificate of incorporation and by-laws, partnership agreement or other organizational or governing documents of such Person, (b) any Governmental Rule applicable to such Person, (c) any license, permit, approval or other authorization granted by any Governmental Authority to or for the benefit of such Person or (d) any judgment, decision or determination of any Governmental Authority or arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” as to any Person means the Chairman, Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, Vice President, General Counsel, Treasurer or Secretary of such Person.
“Restricted Investment” shall have the meaning set forth in Appendix A to the Credit Agreement as in effect on the date hereof, provided that (i) the references in clause (xii)(1) of such definition to “Default” and “Event of Default” shall be deemed to mean Default and Event of Default as such terms are defined in this Agreement, (ii) clause (xii)(2) of such definition shall apply during the term of the Credit Agreement, and thereafter any investment pursuant to clause (xii) of such definition shall require the approval of the Lender and (iii) “Restricted Investment” shall not include (1) any “Permitted Investments” (as such term is defined in the 2013 Indenture as in effect on the date hereof) or in any Permitted Refinancing Indenture Document or (2) any transactions permitted by Section 4.07(iv) of the

2013 Indenture (as in effect on the date hereof) or any similar provisions in any Permitted Refinancing Indenture Document.
“Restrictive Agreement” means an agreement (other than any of the Loan Documents) that, if and for so long as the Borrower or any of its Affiliates is a party thereto, would prohibit, condition or restrict the Borrower's right to (i) repay any of the Obligations or perform any of its other obligations under the Loan Documents or (ii) amend, modify or extend any of the Loan Documents.
“Subsidiary” of any Person means (a) any corporation of which more than 50% of the issued and outstanding Equity Securities having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, (b) any partnership, joint venture, limited liability company or other association of which more than 50% of the equity interest having the power to vote, direct or control the management of such partnership, joint venture or other association is at the time owned and controlled by such Person, by such Person and one or more of the other Subsidiaries or by one or more of such Person’s other Subsidiaries, or (c) any other Person included in the Financial Statements of such Person on a consolidated basis. All references in this Agreement and the other Loan Documents to Subsidiaries shall, unless otherwise indicated, refer to a “Subsidiary” or “Subsidiaries” of the Borrower.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including back-up withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“United States” and “U.S.” mean the United States of America.
“Wholly-Owned Subsidiary” means any Subsidiary of which 100% of the issued and outstanding Equity Securities are owned, directly or indirectly, by the Borrower.
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”
(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03    Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time.
ARTICLE II
THE LOAN
2.01    The Loan. Subject to the prior satisfaction or waiver of the conditions set forth in Section 3.01, the Lender will advance the Loan in the amount of Forty Million Dollars ($40,000,000) to the Borrower on or before Noon (Central Time) on the Closing Date.
2.02    Interest.
(a)    Interest shall accrue on the outstanding principal amount of the Loan from the date on which the Loan is made until the Maturity Date (or such other date on which the Obligations are irrevocably paid in full) at a rate equal to the LIBO Rate plus five point three seven five percent (5.375%) per annum, compounded monthly. Interest shall be paid by the Borrower on the last Business Day of each month beginning on April 30, 2019.
(b)    While any Event of Default exists, the Borrower shall pay interest on the principal amount of the Loan then outstanding and all other outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Requirements of Law. All such accrued and unpaid interest shall be due and payable upon demand.
2.03    Repayment of Principal. The outstanding principal amount of the Loan will be repaid by the Borrower in twenty-four (24) equal installments of principal, together with interest accrued thereon through the date of each repayment, on the last Business Day of each month beginning on January 31, 2020; provided that in any event all then outstanding principal of the Loan, together with interest accrued thereon through the date of repayment and any other outstanding Obligations will be repaid by the Borrower on the Maturity Date.
2.04    Voluntary Prepayments. The Borrower may at any time voluntarily prepay the Loan in whole or in part without any charge, fee, premium or penalty upon at least one (1) Business Day prior written notice to the Lender; provided that any voluntary prepayment shall be in a principal amount of Ten Thousand Dollars ($10,000) or a whole multiple of One Thousand Dollars ($1,000) in excess thereof.

2.05    Payments Generally. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff in immediately available Dollars. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next preceding Business Day, and such reduction of time shall be reflected in computing interest or fees, as the case may be. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, in each case to the extent permitted by any applicable Governmental Rule.
ARTICLE III
CONDITIONS
3.01    Conditions Precedent to the Loan. The obligation of the Lender to make the Loan hereunder is subject to satisfaction of the following conditions precedent as of the Closing Date:
(a)    No event or circumstance which has had, or would reasonably be expected to result in, a Material Adverse Effect shall have occurred.
(b)    No Default or Event of Default shall have occurred and be continuing.
(c)    The representations and warranties of the Borrower contained in Article IV hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lender as of the date hereof and as of the Closing Date that:
4.01    Due Incorporation, Qualification, Etc. The Borrower is (a) duly formed, validly existing and in good standing under the laws of Delaware, (b) has the power and authority to own, lease and operate the Smelter and its related properties and assets as intended to be operated, and (c) is duly qualified and licensed to do business as a foreign entity in each jurisdiction where the ownership, lease or operation of its properties or the conduct of its business requires such qualification or license, except where any such failure is not reasonably likely (alone or in the aggregate) to have a Material Adverse Effect. The Borrower’s fiscal year end is December 31 of each year.
4.02    Authority. The execution, delivery and performance by the Borrower of each Loan Document and the consummation of the transactions contemplated thereby (a) are within the power of the Borrower and (b) have been duly authorized by all necessary actions on the part of the Borrower.
4.03    Enforceability. Each Loan Document, when executed, constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

4.04    Non-Contravention. The execution and delivery by the Borrower of the Loan Documents and the performance and consummation of the transactions contemplated thereby do not and will not (a) violate any material Requirement of Law applicable to the Borrower, (b) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any material Contractual Obligation of the Borrower or (c) result in the creation or imposition of any material Lien (or the obligation to create or impose any Lien) upon any property, asset or revenue of the Borrower.
4.05    Approvals. No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person is required in connection with the execution and delivery of the Loan Documents by the Borrower and the performance or consummation of the transactions contemplated thereby, except such as (a) have been made or obtained and are in full force and effect, (b) are being made or obtained in a timely manner and once made or obtained will be in full force and effect or (c) filings made by the Borrower in accordance with Requirements of Law.
4.06    No Violation or Default. The Borrower is not in violation of or in default with respect to (a) any Requirement of Law or (b) any Contractual Obligation, where, in each case or in the aggregate, such violation or default is reasonably likely to have a Material Adverse Effect. No event has occurred and no condition exists which would constitute a Default or an Event of Default.
4.07    Litigation. No actions (including derivative actions), suits, proceedings or investigations are pending or, to the knowledge of the Borrower, threatened in writing against the Borrower at law or in equity in any court or before any other Governmental Authority which (a) is reasonably likely to be determined adversely and if so adversely determined is reasonably likely (alone or in the aggregate) to have a Material Adverse Effect or (b) seeks to enjoin, either directly or indirectly, the execution, delivery or performance by the Borrower of the Loan Documents or the transactions contemplated thereby.
4.08    Financial Statements. The Financial Statements of the Borrower, when delivered to the Lender pursuant to Section 5.01(a) and (b) of this Agreement, (i) will be in accordance with the books and records of the Borrower and its Subsidiaries, which will have been maintained in accordance in the ordinary course of business consistent with the disclosure requirements of a publicly traded company, (ii) will have been prepared in conformity with GAAP and (iii) will fairly present in all material respects the financial conditions and results of operations of the Borrower as of the dates thereof and for the periods covered thereby.
ARTICLE V
AFFIRMATIVE COVENANTS
So long as the Loan or any other Obligation (other than unmatured contingent reimbursement and indemnification obligations) hereunder shall remain unpaid or unsatisfied:
5.01    Information. The Borrower shall deliver written notice to the Lender, in form and detail satisfactory to the Lender:
(a)    As soon as available and in no event later than forty five (45) days after the last day of its first three fiscal quarters and not later than seventy-five (75) days after the last day of its last fiscal quarter, a copy of the Financial Statements of the Borrower for such quarter and for the fiscal year to date;

(b)    As soon as available and in no event later than ninety (90) days after the close of each fiscal year of the Borrower, a copy of the audited Financial Statements of the Borrower for such year, audited by the Borrower’s independent certified public accountants; and
(c)    As soon as possible and in no event later than three (3) Business Days after a Responsible Officer of the Borrower knows of the occurrence or existence of (i) any event or condition which is reasonably likely (alone or in the aggregate) to have a Material Adverse Effect, (ii) any Default or Event of Default or (iii) any Cross-Default Event or any other event that would permit the holder or holder of any Material Debt Obligation to cause a Cross-Default Event.
Information required to be furnished pursuant to Sections 5.01(a) and (b) shall be deemed to have been delivered on the date on which such information has been posted on Borrower's website, at sec.gov/edgar/searches.htm or at another website identified in writing by the Borrower to the Lender and accessible by the Lender without charge.
Following the delivery of any notice pursuant to Section 5.01(c)(iii), the Borrower shall continue to promptly advise the Lender of any substantive discussions (and the content thereof) that the Borrower may have with the holder or holder of such Material Debt Obligation and shall allow the Lender to participate in any such discussions.
5.02    Books and Records. The Borrower and each of its Material Subsidiaries shall keep proper books and records which shall be complete and correct in all material respects in accordance with GAAP.
5.03    Inspections. Subject to the terms and conditions set forth in that certain Confidentiality Agreement, dated October 19, 2015, between the Borrower and Glencore plc and Section 8.06 hereof, the Borrower and each of its Material Subsidiaries shall permit the Lender, or any agent or representative thereof, upon reasonable notice and during normal business hours, to visit and inspect any of the properties and offices of the Borrower and each of its Material Subsidiaries, to examine the books and records of the Borrower and each of its Material Subsidiaries and make copies thereof and to discuss the affairs, finances and business of the Borrower and each of its Material Subsidiaries with, and to be advised as to the same by, their officers, auditors and accountants, all at such times and intervals as the Lender may reasonably request.
5.04    Taxes, Governmental Charges and Other Obligations. The Borrower and each of its Material Subsidiaries shall promptly pay and discharge when due all Taxes and other Governmental Charges prior to the date upon which penalties accrue thereon, and all Indebtedness and other obligations, which in each case, if unpaid, is reasonably likely to have a Material Adverse Effect, except such Taxes or Governmental Charges as may in good faith be contested or disputed, or for which arrangements for deferred payment have been made and appropriate reserves are maintained in accordance with GAAP.
5.05    Use of Proceeds. The Borrower shall use the proceeds of the Loan to make an advance to CAK and shall ensure that such proceeds are used by CAK as required for the rebuild of Potline 4 at the Smelter and for the rebuild of Potline 2 at the Smelter to the extent that there are available proceeds after the rebuild of Potline 4, as determined by the Borrower in its reasonable discretion. The use of proceeds of the Loan for any other purpose shall require the prior written consent of the Lender.

5.06    General Business Operations. The Borrower and each of its Material Subsidiaries shall (a) preserve and maintain its existence and all of its rights, privileges, franchises, licenses and permits reasonably necessary to the conduct of the business of the Borrower and its Subsidiaries (as a whole), (b) conduct its business activities in compliance with all Requirements of Law and Contractual Obligations, and (c) keep all property used, useful or necessary in its business in good working order and condition, ordinary wear and tear excepted; except where any failure to do so is not reasonably likely (alone or in the aggregate) to have a Material Adverse Effect.
5.07    Further Assurances. Promptly upon reasonable prior written request by the Lender or as may be required by applicable law, the Borrower shall do, execute, acknowledge, deliver, any and all such further acts, certificates, assurances and other instruments and take any actions as the Lender may reasonably request in writing from time to time in order to carry out more effectively the purposes of the Loan Documents.
ARTICLE VI
NEGATIVE COVENANTS
So long as the Loan or any other Obligation (other than unmatured contingent reimbursement and indemnification obligations) hereunder shall remain unpaid or unsatisfied:
6.01    Indebtedness. The Borrower shall not create, incur, assume or permit to exist any Indebtedness except for the following:
(a)    Indebtedness created under the Loan Documents;
(b)    Indebtedness which would be permitted pursuant to Section 8.2.2 of the Credit Agreement as in effect on the date hereof, provided that the references in clause (xi) of such Section 8.2.2 to “Agent” and “Majority Lenders” shall be deemed to mean the Lender under this Agreement.
6.02    Distributions. The Borrower shall not make any Distributions except Distributions which would be permitted pursuant to Section 8.2.5 of the Credit Agreement as in effect on the date hereof, provided that (1) the references in clause (iii) of such Section 8.2.5 to “Agent” and “Majority Lenders” shall be deemed to mean the Lender under this Agreement, (2) the references in clauses (iv) and (v) of such Section 8.2.5 to “Default” and “Event of Default” shall be deemed to mean Default and Event of Default as such terms are defined in this Agreement and (3) clause (iv)(ii) of such Section 8.2.5 shall apply during the term of the Credit Agreement, and thereafter any Distribution pursuant to clause (iv) of such definition shall require the approval of the Lender.
6.03    Restricted Investments. The Borrower shall not make any Restricted Investment.
6.04    Restrictive Agreements. The Borrower shall not enter into any Restrictive Agreement.
6.05    Mergers; Consolidations; Acquisitions; Structural Changes. The Borrower shall not merge or consolidate with any Person or acquire all or any substantial part of the Properties of any Person except for any such transaction which would be permitted pursuant to Section 8.2.1 of the Credit Agreement as in effect on the date hereof.
6.06    Changes in Business. The Borrower shall not engage, directly or indirectly, in any line of business other than the business in which it is engaged as of the date hereof and Related Businesses.

6.07    Transactions with Affiliates. The Borrower shall not enter into or permit to exist any transaction with any Affiliate of the Borrower, including any agreement or arrangement for payment of management, consulting of similar fees except for the transactions pursuant to this Agreement and the other Loan Documents and any other transactions which would be permitted by Section 8.2.3 of the Credit Agreement as in effect on the date hereof.
ARTICLE VII
EVENTS OF DEFAULT AND REMEDIES
7.01    Events of Default. Each of the following shall constitute an Event of Default (each, an “Event of Default”):
(a)    Non-Payment. The Borrower fails to pay, in the currency required hereunder, within three (3) Business Days following the date due hereunder, any amount of principal of the Loan or any interest on the Loan, provided, however, that the foregoing cure period will be available no more than one (1) time in any twelve (12) month period and not apply to payments due on the Maturity Date; or
(b)    Specific Covenant Defaults. The Borrower shall fail to observe or perform any covenant, obligation, condition or agreement contained in Section 5.01(c), Section 5.06 or Article VI of this Agreement on the date that the Borrower is required to observe or perform such covenant or shall fail to observe or perform any covenant contained in Section 5.01 (a) or (b)  hereof within five (5) Business Days after the earlier of (i) the date on which a Responsible Officer of the Borrower obtained knowledge of such failure and (ii) the Borrower’s receipt of written notice of such failure from the Lender; or
(c)    Other Covenant Defaults. The Borrower shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Agreement, and such failure shall continue for thirty (30) days after the earlier of (i) the date on which a Responsible Officer of the Borrower’s obtained knowledge of such failure and (ii) the Borrower’s receipt of written notice of such failure from the Lender; or
(d)Representations and Warranties. Any representation or warranty or written certificate, information or other statement (financial or otherwise) made or furnished by or on behalf of the Borrower to the Lender in Article IV of this Agreement, shall be false, incorrect, incomplete or misleading in any material respect when made (or deemed made) or furnished; or
(e)Cross-Default. (i) The Borrower or any of its Material Subsidiaries shall fail to make any payment when due (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) on account of Indebtedness (other than the Obligations), and the effect of such failure is to cause Indebtedness of the Borrower in an aggregate principal amount exceeding Ten Million Dollars ($10,000,000) (a “Material Debt Obligation”) to become due (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) or (ii) the Borrower or any of its Material Subsidiaries shall otherwise fail to observe or perform any material agreement, term or condition contained in any agreement or instrument relating to any Material Debt Obligation, or any other event shall occur or condition shall exist, if the effect of such failure, event or condition is to cause, such Material Debt Obligation to become due (whether by required prepayment, upon acceleration or otherwise); or

(f)Insolvency, Voluntary Proceedings. The Borrower or any of its Material Subsidiaries shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) become insolvent (as such term may be defined or interpreted under any applicable statute), (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, (vi) take any action for the purpose of effecting any of the foregoing; or (vii) be dissolved or liquidated in full or in part; or
(g)Involuntary Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Borrower or any of its Material Subsidiaries or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Borrower or any of its Material Subsidiaries or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement; or
(h)Loan Documents. Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or the Borrower shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or
(i)Judgments. Any money judgment, writ of attachment or similar processes (collectively, "Judgments") are issued or rendered against the Borrower or any of its Material Subsidiaries (i) in the case of money judgments, in an amount of Ten Million Dollars ($10,000,000) or more for all such judgments, attachments or processes in the aggregate, in each case in excess of (A) any applicable insurance with respect to which the insurer has admitted liability and (B) any reserves maintained for such purpose, and (ii) in the case of non-monetary Judgments, such Judgment or Judgments (in the aggregate) would reasonably be expected to have a Material Adverse Effect, and in each of the cases described in clauses (i) and (ii) above, the Judgment is not paid, stayed, released, discharged or bonded pending appeal within Forty (40) days; or
(j)Events of Default Under the Credit Agreement. An Event of Default set forth in clauses (a) and (b) of Section 10.1.8, Section 10.1.10 or clause (a) of Section 10.1.9 of the Credit Agreement as in effect on the date hereof shall occur, provided that the references to “Material Adverse Effect” in Sections 10.1.8 and 10.1.10 of the Credit Agreement shall be deemed to mean a Material Adverse Effect under this Agreement.

7.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions: (a) terminate the Commitment, (b) accelerate the Obligations and declare them to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower and (c) exercise on behalf of itself all rights and remedies available to it under the Loan Documents and under applicable law; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States (or any comparable event under non-U.S. Debtor Relief Laws) or as may be otherwise required under applicable Governmental Rule, the Commitment shall be automatically terminated and the Obligations shall automatically be accelerated and become due and payable, in each case without further action of the Lender.
7.03    Application of Funds. After the exercise of remedies provided for in Section 7.02 (or after the Obligations have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Lender in the following order:
First, to payment of that portion of the Obligations constituting indemnities and other amounts (other than principal and interest) payable to the Lender;
Second, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loan;
Third, to payment of that portion of the Obligations constituting unpaid principal of the Loan in the direct order of the maturity thereof; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by any Governmental Rule.
ARTICLE VIII
MISCELLANEOUS
8.01    Amendments; Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Borrower and the Lender, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
8.02    Notices; Effectiveness. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or e-mail to the applicable address, fax number or e-mail address specified for such Person on Schedule 8.02. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through e‑mail shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient. Each party may change its address, fax number, telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

8.03    No Waiver; Cumulative Remedies. No failure by the Lender to exercise, and no delay by the Lender in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
8.04    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Borrower shall pay all reasonable and appropriately documented out-of-pocket expenses incurred by the Lender (including the reasonable and appropriately documented out-of-pocket fees, charges and disbursements of any counsel for the Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 8.04, or (B) in connection with the Loan made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loan.
(b)    Indemnification by the Borrower. The Borrower shall indemnify the Lender and each of the Lender’s Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee in respect of or arising out of or in connection with claims, damages, or liabilities asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, to which such Indemnitee is a party; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against such Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a judgment in its favor on such claim as determined by a court of competent jurisdiction.
(c)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee and the Lender shall not assert, and hereby waives, any claim against the Borrower or any of its Related Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.
(d)    Survival. The agreements in this Section 8.04 shall survive for two (2) years after the repayment, satisfaction or discharge of all the Obligations. For the avoidance of doubt, the Obligations shall not be deemed to remain outstanding solely due to the existence of unmatured contingent reimbursement or indemnification obligations.

8.05    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender. The Lender may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Borrower except that the Lender may assign or otherwise transfer any of its rights or obligations hereunder to an Affiliate of the Lender. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.
8.06    Treatment of Certain Information; Confidentiality. Each of the Borrower and Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that the disclosing party shall exercise commercially reasonable efforts to notify the other party as soon as reasonably practicable in the event of any such disclosure, unless such notification shall be prohibited by applicable law, legal process or regulatory request, (d) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 8.06, to any assignee or any prospective assignee of, any of its rights or obligations under this Agreement, (f) with the consent of the other party, or (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 8.06 or (y) becomes available to the disclosing party on a nonconfidential basis from a source other than the other party, provided that, the source of such information was not actually known by the disclosing party to be bound by a confidentiality agreement with the other party with respect to such Information. For purposes of this Section 8.06, “Information” means all information received from a party relating to the other party or any of its Affiliates or any of their respective businesses, other than any such information that is available to the disclosing party on a nonconfidential basis prior to disclosure by the disclosing party. Any Person required to maintain the confidentiality of Information as provided in this Section 8.06 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
8.07    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Requirements of Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loan or, if it exceeds such unpaid principal, refunded to the Borrower.
8.08    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

8.09    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.
8.10    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT IN SUCH BOROUGH, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION (b) OF THIS SECTION 8.10. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    CONSOLIDATION OF PROCEEDINGS. EACH OF THE BORROWER AND THE LENDER HEREBY CONSENTS, IF REQUESTED BY THE OTHER PARTY, TO THE CONSOLIDATION OF ANY ACTION OR PROCEEDING BROUGHT UNDER THIS SECTION 8.10 WITH ANY ACTION OR PROCEEDING BROUGHT UNDER OR IN RESPECT OF ANY OF THE OTHER LOAN DOCUMENTS, WHETHER OR NOT SUCH ACTIONS OR PROCEEDINGS INVOLVE SIMILAR MATTERS, DISPUTES OR FACTS.

(e)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 8.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
.Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Century Aluminum Company, as Borrower

By:	/s/ Craig C. Conti
Name:	Craig C. Conti
Title	Chief Financial Officer

Glencore Ltd., as Lender

By:	Cheryl A. Driscoll
Name:	Cheryl A Driscoll
Title	Corporate Secretary

SCHEDULE 8.02
Addresses for Notices

Borrower:

Century Aluminum Company
1 South Wacker Drive
Suite 1000
Chicago, Illinois 60606
Attention: General Counsel
Fax: 312-696-3102
Email: Jesse.Gary@centuryaluminum.com

Lender:
Glencore Ltd.
330 Madison Avenue
New York, NY 10017
Attention: General Counsel
Fax: 203-328-3177
Email: legalnotices@glencore-us.com